Nortek Reports 16% Net Sales Increase in Fourth Quarter
Sales of Commercial HVAC and Technology Products Drive Top-Line Growth

Providence, RI, March 29, 2012 - Nortek, Inc. (Nasdaq: NTK), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products, today announced financial results for the three months and year ended December 31, 2011.
Fourth Quarter 2011 Highlights

•	Net sales increased 15.6% to $535.2 million from $462.8 million in the fourth quarter of 2010. Acquisitions contributed approximately $57.2 million to net sales for the quarter.

•	Gross margin was 28.2% in the fourth quarter of 2011, compared with 26.5% in the same quarter a year earlier.

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Selling, general and administrative expense (SG&A) increased by $11.5 million in the fourth quarter of 2011 to $113.4 million, from $101.9 million a year earlier. As a percentage of net sales, SG&A expense decreased to 21.2% from 22.0% in the fourth quarter of 2010.

•	Depreciation and amortization expense for the fourth quarter of 2011 was $22.1 million, compared with $19.0 million in the same quarter a year earlier.

•	Operating earnings increased to $26.4 million, from $12.6 million in the fourth quarter of 2010. Acquisitions contributed approximately $7.5 million to operating earnings for the quarter.

•	Net loss for the fourth quarter of 2011 was $800,000, or $0.05 loss per share, compared with a net loss for the fourth quarter of 2010 of $10.1 million, or $0.67 loss per share.

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As of December 31, 2011, Nortek's balance sheet included $58.2 million in unrestricted cash, investments and marketable securities, compared with $57.7 million at December 31, 2010. The Company had $42 million of outstanding debt under its revolving credit facility at year-end, and elected to pay down this facility by an additional $25 million during the first quarter of 2012.

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Michael J. Clarke joined Nortek as President and Chief Executive Officer, and a member of the Board, effective December 30, 2011, and Interim CEO J. David Smith returned to his role as a member of the Nortek Board of Directors. Clarke most recently served as Group President, Integrated Network Solutions at Flextronics International Ltd., a publicly traded global provider of design and electronics manufacturing services.

Management Comments on the Fourth Quarter
“Although activity in the construction markets remained at historically low levels in the fourth quarter, we continued to make progress in strengthening our operations, reducing our debt, and strategically re-positioning Nortek to drive long-term growth,” said President and Chief Executive Officer Michael J. Clarke. “Higher sales in our businesses that serve the commercial and institutional markets enabled us to improve our financial results despite weak conditions in the housing sector. Sales in our commercial HVAC segment grew 32% from the fourth quarter of 2010, driven primarily by U.S. demand for our air handler products, and that segment concluded the quarter with a 45% higher backlog than a year ago. Complementing this organic growth was another quarter of strong performance by Ergotron, acquired in late 2010. Acquisitions contributed approximately $57.2 million to the $72.4 million increase in net sales for the quarter.”
“We also continued to make progress during the fourth quarter in improving the underlying operations of our business,” Clarke said. “Our ongoing strategic sourcing initiatives amplified the positive impact of a general decline in raw material costs. We also selectively improved our pricing position on key product lines in our Commercial and Residential HVAC segments. The resulting improvements in our operating margins led to increased operating cash flow, which positions us to invest in future growth and further pay down our revolving debt at a time when conditions in our core markets remain challenging.”

2011 Financial Results
Nortek's net sales for the year 2011 increased 12.7% to $2.14 billion from $1.90 billion in 2010. Acquisitions contributed approximately $226.5 million to 2011 net sales. Depreciation and amortization expense for 2011 was $93.9 million, compared with $91.7 million a year earlier. Operating earnings were $63.1 million, compared with $70.6 million in 2010. Acquisitions contributed approximately $19.6 million to operating earnings in 2011. Net loss for 2011 was $55.9 million, or $3.70 loss per share, compared with a net loss for 2010 of $13.4 million, or $0.89 loss per share.
Management Comments on the Company's Outlook
“Our forecast for 2012 is for the residential and nonresidential construction environment to be similar to what we experienced in 2011,” Clarke said. “Although there was a modest improvement in housing starts during the fourth quarter of 2011, which appears to have continued into the first quarter of 2012, we believe that it is premature to conclude that a sustainable housing rebound is under way. As a result of our business improvement initiatives, however, we believe that we have positioned Nortek not only to compete successfully in a slow-growth environment, but also to benefit from an enduring recovery in construction, repair and remodeling activity when such a recovery eventually materializes.”
Fourth Quarter Conference Call Details
Nortek has scheduled a conference call to review its results for the fourth quarter of 2011 tomorrow, March 30, 2012, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company's website at www.nortek-inc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company's website.
About Nortek
Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products. The Company offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, heating and air conditioning systems, and technology offerings, including audio, video, access control, security, and digital display mounting and mobility products.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under IA in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS (A)

	For the Fourth Quarter Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Amounts in millions, except shares and per share data)

Net Sales	$535.2	$462.8	$2,140.5	$1,899.3

Costs and Expenses:
Cost of products sold	384.5	340.3	1,567.8	1,391.8
Selling, general and administrative expense, net	113.4	101.9	464.8	399.9
Amortization of intangible assets	10.9	8.0	44.8	37.0
	508.8	450.2	2,077.4	1,828.7
Operating earnings	26.4	12.6	63.1	70.6
Interest expense	(24.6)	(25.8)	(105.6)	(95.7)
Loss from debt retirement	—	—	(33.8)	—
Investment income	—	—	0.1	0.1
Earnings (loss) before provision (benefit) for income taxes	1.8	(13.2)	(76.2)	(25.0)
Provision (benefit) from income taxes	2.6	(3.1)	(20.3)	(11.6)
Net Loss	$(0.8)	$(10.1)	$(55.9)	$(13.4)

Basic Loss per share	$(0.05)	$(0.67)	$(3.70)	$(0.89)

Diluted Loss per share	$(0.05)	$(0.67)	$(3.70)	$(0.89)

Weighted Average Common Shares:
Basic	15,128,622	15,000,000	15,122,976	15,000,000
Diluted	15,128,622	15,000,000	15,122,976	15,000,000

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly-owned subsidiaries, collectively, the “Company”, is a diversified manufacturer of innovative, branded residential and commercial building products, operating within four reporting segments. Through these segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market and the personal and enterprise computer markets.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The fourth quarters ended December 31, 2011 (“fourth quarter of 2011”) and 2010 (“fourth quarter of 2010”) include 91 days and 90 days, respectively.

The accompanying condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years' consolidated financial statements have been reclassified to conform to the current year presentation.

It is suggested that this unaudited condensed consolidated summary of operations be read in conjunction with the consolidated financial statements and the notes included in the Company's latest annual report on Form 10-K and its current reports on Form 8-K as filed with the Securities and Exchange Commission.